UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 13, 2014

SEQUENOM, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-29101	77-0365889
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3595 John Hopkins Court, San Diego, CA		92121
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (858) 202-9000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry into a Material Definitive Agreement.

On June 13, 2014, Sequenom, Inc. (“Sequenom”), through its wholly-owned subsidiary Sequenom Center for Molecular Medicine, LLC (“SCMM”), entered into an Agreement for Services (the “Services Agreement”) with Quest Diagnostics Incorporated (“Quest”), pursuant to which SCMM will provide its MaterniT21 PLUS laboratory-developed test service to Quest, and has agreed to provide a related laboratory-developed test service to Quest in the future following its commercialization (such related future test service, the “Future Testing Service”, and together with the MaterniT21 PLUS laboratory-developed test service, the “Testing Services”). After an initial period following the execution of the Services Agreement through the term of the Services Agreement, Quest has agreed not to order from or contract with any other laboratory, other than SCMM, for the provision of non-invasive prenatal testing services for or on behalf of Quest’s physician customers and their patients (the “Quest Exclusivity”) and SCMM has agreed not to provide or contract with any third party laboratory that has securities that are traded on a public stock exchange with annual revenues greater than one billion dollars for the Testing Services. Notwithstanding the foregoing, in the event that the Future Testing Service is not commercialized by SCMM by a date sometime in the fourth quarter of 2014, then the Quest Exclusivity shall immediately terminate. Pursuant to the Services Agreement, Quest has agreed to pay SCMM a fixed fee for each Testing Service performed by SCMM on Quest’s behalf.

The Services Agreement has a term of two years, but shall automatically renew for additional terms of one year each unless either party provides at least 60 days prior written notice to the other party; provided, however, that the Services Agreement can be earlier terminated (i) by the mutual agreement of the parties, (ii) by a party upon an uncured material breach of the Services Agreement by the other party, (iii) by Quest if any action is taken against SCMM to revoke, suspend or terminate any license to operate a clinical laboratory or to revoke, suspend or terminate SCMM’s participation in Medicaid, Medicare or other federally funded programs, and such action is not resolved within 90 days, or (iv) by Quest if the Testing Services are determined by a court to infringe the intellectual property of a third party and SCMM has not obtained the rights necessary to enable Quest to continue to use the Testing Services or an alternative and comparable testing service.

Concurrently with the execution of the Services Agreement, Sequenom and Quest entered into a License Agreement (the “License Agreement”) pursuant to which Sequenom granted Quest a royalty-bearing, non-exclusive license (without the right to sublicense) to rights held by Sequenom related to patents and patent applications filed in the United States, Canada, Mexico, and India (the “Territory”) for the use of cell-free fetal nucleic acids from biological samples obtained from pregnant women for prenatal diagnostic testing by whole genome massively parallel sequencing (the “Licensed Rights”), for use by Quest solely to develop, perform and sell laboratory-developed tests for non-invasive detection and diagnosis of prenatal aneuploidy and fetal abnormalities in the Territory. Pursuant to the License Agreement, during such time that a claim of a patent or patent application included in the Licensed Rights remains in effect, Quest has agreed to pay Sequenom a royalty each time results of a laboratory-developed test utilizing the Licensed Rights is generated on behalf of a single patient and such results are provided to the patient and are intended to become part of the medical records of such patient (each, a “Reportable Result”). This royalty is the greater of (i) a specified percentage of the net sales of each Reportable Result or (ii) a specified dollar amount for each Reportable Result, which such dollar amount shall, following the five-year anniversary of the License Agreement, be increased on an annual basis to adjust for inflation.

The License Agreement shall remain in effect until the last to expire of the Licensed Rights; provided, however, that the License Agreement can be earlier terminated (i) by a party upon an uncured material breach of the License Agreement by the other party, (ii) by Sequenom if Quest challenges the validity of the Licensed Rights and such challenge is not withdrawn within 30 days, or (iii) by Quest, in its sole discretion, upon 90 days prior written notice to Sequenom.

The foregoing descriptions of the terms of the Services Agreement and the License Agreement are qualified in their entirety by reference to the Services Agreement and the License Agreement, which will be filed by the Company as exhibits to its Quarterly Report on Form 10-Q for the quarter ending June 30, 2014.

Forward-Looking Statements

Statements contained in this Current Report on Form 8-K regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Risks are described more fully in the Company’s filings with the Securities and Exchange Commission, including without limitation the Company’s most recent Quarterly Report on Form 10-Q and other documents subsequently filed with or furnished to the Securities and Exchange Commission. All forward-looking statements contained in this Current Report on Form 8-K speak only as of the date on which they were made. The Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEQUENOM, INC.

Dated: June 16, 2014	By:	/s/ Carolyn D. Beaver
	Name:	Carolyn D. Beaver
	Title:	Chief Financial Officer